UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2012

CASABLANCA MINING LTD.

(Name of small business issuer specified in its charter)

Nevada	000-53558	80-0214005
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

2368 Second Ave

San Diego CA 92101

(Address of principal executive offices)

9880 Magnolia Ave. Suite 176

Santee, CA 92071

(former name or former address, if changed since last report)

619-717-8047

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

On August 30, 2012, Casablanca Mining Ltd. (the “Company”) accepted the resignation of Trisha Malone as Director of the Company; there are no disagreements with the Company on any matter relating to the Company's operations, policies or practices.

On August 30, 2012, Casablanca Mining Ltd. (the “Company”) accepted the resignation of Angelique De Maison as Director of the Company: there are no disagreements with the Company on any matter relating to the Company's operations, policies or practices.

On August 30, 2012, Casablanca Mining Ltd. (the “Company”) accepted the resignation of Gonzalo Troncoso, as Chief Financial Officer and director of the Company; there are no disagreements with the Company on any matter relating to the Company's operations, policies or practices. Also on August 30, 2012 Mark Zouvas was named Chief Financial Officer and was elected as a director for the Company.

The biography for Mr. Zouvas is set forth below:

MARK ZOUVAS Mr. Zouvas has spent more than 20 years founding and leading start-up companies primarily in the oil and gas industry. Mr. Zouvas was previously the CEO of several oil and gas companies and has raised over $100 million in debt and equity capital for his various business entities. Mr. Zouvas was a former broker and accountant in the state of California and started in business tenure at Price Waterhouse. Mr. Zouvas holds a bachelor's of arts degree from the University of California at Berkeley.

ITEM 8.01 OTHER EVENTS

On August 30, 2012 the Company changed its principal executive office address to 2368 Second Ave, San Diego, CA 92101.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2012	CASABLANCA MINING LTD. By: /s/ Thomas Ronk Thomas Ronk President